Exhibit 99.1

News Release

ACI Worldwide Announces Successful Completion of Offering of 5.750% Senior Notes due 2026

NAPLES, FLA — August 21, 2018 — ACI Worldwide (Nasdaq: ACIW) today announced that it has completed its previously announced offering of $400 million of its 5.750% Senior Notes due 2026 (the “notes”).

ACI is using the net proceeds of the offering to redeem in full its outstanding 6.375% Senior Notes due 2020 (the “2020 notes”) and to pay accrued and unpaid interest on the 2020 notes and to repay a portion of the outstanding amount under the term loan portion of its credit facility.

The notes were offered in the United States to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release is not an offer to sell or the solicitation of an offer to buy the notes or the 2020 notes, nor shall there be any offer, solicitation or, sale or purchase of the notes or the 2020 notes in any jurisdiction in which such offer, solicitation or, sale or purchase would be unlawful. This notice is being issued in accordance with Rule 135c under the Securities Act.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding the use of proceeds from the offering of the notes and the redemption of the 2020 notes.

All of the forward-looking statements contained in this press release are expressly qualified by the risk factors discussed in ACI’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, you should review ACI’s filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com